Exhibit 10.1

SECOND AMENDED AND RESTATED

bank of the ozarks, inc.

2009 restricted stock AND INCENTIVE PLAN

(as amended and restated on May 16, 2016)

establishment and purpose

  Establishment.  Bank of the Ozarks, Inc. (the “Company”) established the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan on April 21, 2009, which was amended and restated on May 19, 2014 (changing the name to the Restricted Stock and Incentive Plan) and amended and restated on May 16, 2016, subject to shareholder approval at the 2016 Annual Shareholders Meeting (as amended and restated to date, the “Plan”).  All share amounts and share limitations have been adjusted to give effect to the 2-for-1 stock split on August 16, 2011 and on June 23, 2014 in accordance with Section 5.3.

  Purpose.  The Plan is intended to provide incentive to key employees and officers of the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value.  The Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications.  In furtherance thereof, the Plan permits incentives to key employees and officers of the Company.

With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

Definitions

  Definitions.  The following terms have the following meanings when used herein, unless the context clearly indicates otherwise.

“Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

“Board” means the Board of Directors of the Company.

“Change in Control” or “Change of Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the Effective Date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

“Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan, composed solely of not less than two non-employee directors, each of whom shall be a “non-employee director” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended and Rule 16b-3 thereunder and an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code.

“Common Stock” means the Company’s Common Stock, par value $0.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

“Company” means Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Grant will be paid.

“Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

“Effective Date” means April 21, 2009.

“Eligible Persons” means Employees and officers of the Company or a Subsidiary.  The Committee will determine the eligibility of Employees and officers based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company or a Subsidiary of such individual’s accomplishments and potential contribution to the success of the Company or a Subsidiary.

“Employee” means an individual, including an officer of the Company, who is employed as a common-law employee of the Company or a Subsidiary.  An “Employee” shall not include any person classified by the Company or a Subsidiary as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body.

“Fair Market Value” means the fair market value per share of the Common Stock determined on the basis of the average of the highest reported asked price and the lowest reported bid price reported on the relevant date on the Nasdaq Stock Market, or any other such market or exchange that is the principal trading market for the Common Stock, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported. If the Common Stock is not listed on any established stock exchange or a national market system, the Fair Market Value of the Common Stock for any given date means the reasonable value of the Common Stock as determined by the Board, in its sole discretion.

“Grant” means an award of Restricted Stock, Restricted Stock Unit or Performance Award, to an Eligible Person.

“Good Reason” means the occurrence after a Change in Control of any of the following events or conditions: (i) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents an adverse change from the Participant’s status, title, position or responsibilities as in effect immediately prior thereto, or the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with the Participant’s status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such offices or positions, except in connection with the termination of the Participant’s employment for Disability, cause, as a result of the Participant’s death or by the Participant other than for Good Reason; or (ii) a reduction in the Participant’s annual base salary below the amount as in effect immediately prior to the Change in Control; or (iii) the relocation of the offices of the Participant’s place of employment to a location more than fifteen (15) miles from the location of such employment immediately prior to such Change in Control, or requiring the Participant to be based anywhere other than such offices; or (iv) the failure to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Participant participated, within seven (7) days of the date such compensation is due; or (v) the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Participant was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Participant or (B) provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Participant was participating immediately prior to the Change in Control. Any event or condition described in (i) – (v) which occurs at any time prior to the date of a Change in Control and (A) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Participant reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Plan, notwithstanding that it occurred prior to a Change in Control.

“Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

“Performance Award” means a right granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article IX of the Plan.

“Plan” means the Company’s 2009 Restricted Stock and Incentive Plan, as set forth herein, and as the same may from time to time be amended.

“Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article VII or Article IX of the Plan.

“Restricted Stock Unit” means a right granted to a Participant under Article VIII or Article IX of the Plan.

“Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

“Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

“Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Code Section 424(f).

“Termination of Service” means the time when the employee‑employer relationship or directorship or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not limited to, any termination by resignation, discharge, Disability, death or retirement; provided, however, Termination of Service shall not include: (i) a termination where there is a simultaneous reemployment of the Participant by the Company or a Subsidiary or other continuation of service (sufficient to constitute service as an Eligible Person), or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee).  The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for cause and all questions of whether particular leaves of absence constitute Terminations of Service.

administration

  General.  The Plan shall be administered by the Committee, subject to Board approval in instances where the Board by resolution determines to require such approval.

  Committee Meetings.  The Committee shall meet from time to time as determined by its chairman or by resolution adopted in writing by a majority of the members of the Committee or by a majority of the members of the Committee present at any meeting at which a quorum is present.  A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan.  To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

  Powers of the Committee.  Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility in awarding Grants, the Committee shall have the power:

to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

to construe and interpret the Plan and Grants thereunder and to establish, amend and revoke rules and regulations for administration of the Plan.  In this connection, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Agreement or in any related agreements in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

to amend any outstanding Grant and to accelerate or extend the vesting or exercisability of any Grant, all subject to Section 11.3, and to waive conditions or restrictions on any Grants, all to the extent it shall deem appropriate;

to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

to determine whether, and to what extent and under what circumstances, Grants may be settled in cash, Common Stock, other property or a combination of the foregoing;

to appoint agents as the Committee deems necessary or desirable to administer the Plan;

to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, (i) the Committee shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

  Grants to Committee Members.  Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee.

  Committee Decisions and Determinations.  Any determination made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary.  All decisions made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company, a Subsidiary, Participants and

Successors of the Participants.  Any determination by the Committee or Board shall not be subject to de novo review if challenged in any court or legal forum.

eligibility and participation

  Eligibility.  Any Eligible Person may receive Grants under the Plan.

  Participation.  Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all.  There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

Shares Subject to plan

  Available Shares.  Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan.  The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate.  Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Two Million Four Hundred Thousand (2,400,000) shares.

  Previously Granted Shares.  Subject to Section 5.1 and Section 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants.  In its discretion, the Committee may include as available for distribution all of the following:

Common Stock subject to a Grant that has been forfeited;

Common Stock under a Grant that otherwise terminates, fails to vest, expires or lapses in whole or in part without issuance of Common Stock being made to a Participant; and

Common Stock subject to any Grant that settles in cash or a form other than Common Stock.

  Adjustments.  Without limiting the Committee’s discretion as provided in ARTICLE XI hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, which affects the Common Stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Grants may be awarded under the Plan; (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Grants under the Plan, provided that the number of shares of Common Stock subject to any Grant shall always be a whole number; (3) the grant or exercise price with respect to any Grant under the Plan, and (4) the limits on the number of shares of Common Stock or Grants that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Grant. Any such adjustments to outstanding Grants shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Grants.

  Code Section 409A Limitation.  Any adjustment made pursuant to Section 5.3 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A.  Any adjustments made pursuant to Section 5.3 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

GRANTS IN GENERAL

  Agreement.  Each Agreement evidencing a Grant shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan.  The Agreement shall state the number of shares of Common Stock to which the Grant pertains, if applicable.  As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

  Time of Granting of an Award.  The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board.  Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

  Terms and Conditions of Grants. Except as may be determined by the Committee in connection with new hires or upon a Participant’s death, Disability or in the event of a Change in Control of the Company, Restricted Stock awards shall vest over a period of not less than three (3) years from the date of grant. Each Grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Grant or installments thereof will vest and/or become exercisable, and any Grant may provide for the earlier vesting and/or exercise of the Grant in the event of the Participant’s death or Disability or, upon approval by the Committee in the event of a Change in Control of the Company, or upon approval by the Company’s shareholders.

  Termination of Services.  Unless otherwise provided in the applicable Agreement or as determined by the Committee, Grants shall be governed by the following provisions:

Termination of Service, Except by Death or Disability.  Except in connection with a Participant’s Termination of Service after a Change in Control as set forth in Section 11.1(b)(i), in the event of a Participant’s Termination of Service for any reason other than the Participant’s death or Disability, the Participant’s Grant shall be forfeited upon the Participant’s Termination of Service.

Death or Disability of Participant.  Grants shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death or Disability, subject to limitations imposed under applicable laws.

  No Transferability. No Grant is assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) is in no event a transfer for value, and (iii) is otherwise appropriate and desirable.

restricted stock

  General.  The Committee has authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock under the Plan in connection with the achievement of performance goals based on the criteria listed in ARTICLE X.  Grants of Restricted Stock shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture in accordance with applicable laws and any other terms and conditions of such Grants.  If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

  Delivery.  The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such

Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

  Shareholder Rights.  Unless the Committee specifies otherwise in the Restricted Stock Agreement, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, subject to Section 6.5.  If any dividends are paid in Common Stock, the Common Stock will be subject to the same restrictions as applied to the Grant of Restricted Stock with respect to which they were paid.

  Price.  The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

  Section 83(b) Election.  The Committee or the Board may prohibit a Participant from making an election under Section 83(b) of the Code.  If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 11.6, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

restricted stock units

Section 1.1.  General.  The Committee has authority to grant Restricted Stock Units under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock Units under the Plan in connection with the achievement of certain performance goals based on the criteria listed in ARTICLE X. A Restricted Stock Unit is a bookkeeping entry of a grant of Common Stock that will be settled by delivery of Common Stock, the payment of cash based upon the Fair Market Value of a specified number of shares of Common Stock or a combination thereof.  Grants of Restricted Stock Units shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture and any other terms and conditions of the Grants. If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock Units covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

  Rights.  The Committee is entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock, if any.

PERFORMANCE AWARDS

Grant.  The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock (including but not limited to Restricted Stock and Restricted Stock Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

  Terms and Conditions.    Subject to the terms of the Plan and any applicable Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

  Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

PROVISIONS APPLICABLE TO COVERED OFFICERS

AND PERFORMANCE AWARDS

  Covered Officers.  Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this ARTICLE X.

  Performance Goals.  The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this ARTICLE X, performance goals shall be limited to one or more of the following Company, Subsidiary, or division financial performance measures:

earnings or book value per share;

net income;

return on equity, assets, capital, capital employed or investment;

earnings before taxes, depreciation and/or amortization;

operating income or profit;

operating efficiencies;

asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of nonaccrual loans and leases to total loans and leases or the ratio of net charge-offs to average loans and leases or other similar asset quality measures;

allowance for loan and lease losses;

net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

cash flow(s);

total revenues or revenues per employee;

stock price or total shareholder return;

growth in loans, deposits, or other business segments or divisions;

dividends;

strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or

any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary or division of the

Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 10.2 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Committee commits to make any such adjustments within the period set forth in Section 10.4.

  Limitations.  With respect to any Covered Officer: (a) the maximum number of shares in respect of which all stock-based Performance Awards may be granted in any fiscal year under ARTICLE IX of the Plan is 100,000 and (b) the maximum amount of all cash-settled Performance Awards that may be granted in any fiscal year under ARTICLE IX of the Plan is $3,000,000.

  Terms and Conditions.  To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

  Compliance with Section 162(m).  Unless otherwise expressly stated in the relevant Agreement, each Performance Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to such a Grant does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Grant upon the attainment of the performance criteria established by the Committee.

MISCELLANEOUS

  Effect of a Change in Control.

All unvested, unexercisable or restricted Grants awarded prior to May 16, 2016 shall automatically vest, become exercisable and become unrestricted without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.3.

In the event of a Change in Control, the following shall apply to outstanding Grants awarded on or after May 16, 2016:

If and to the extent the outstanding Grants under the Plan are assumed by any successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Grants at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable than the vesting schedule applicable to the Grants, then all such Grants or substitutes thereof will remain outstanding and governed by the terms and provisions of the Plan, except that if, within 24 months following a Change in Control, any Participant’s service with the Company (or successor company) is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or that any such person shall have resigned for Good Reason (as defined in the Plan), then such Participant’s Grants shall immediately vest and become exercisable.

If and to the extent the outstanding Grants under the Plan are not assumed by the successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Grants at the time of the Change in Control (with a vesting and payout schedule that is the same or more favorable than the vesting schedule applicable to the Grants), then all such Grants will vest and/or become exercisable immediately in connection with the Change in Control and the Committee may provide for the cancellation of such Grants in connection with the Change in Control in which case a payment of cash, property or combination thereof will be made to the Participant that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities in relation to such Grants (over the exercise price for such Grant, if applicable).

Nothing in this Section 11.1 or in any Agreement shall limit the Committee’s power as set forth in ARTICLE III or under Section 11.5.

  Rights as a Shareholder.  Other than certain voting and dividend rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records.

  Modification, Extension and Renewal of Grants.

Ability.  Within the limitations of the Plan and applicable laws, the Committee may modify, extend or renew outstanding Grants, accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, accelerate vesting, and waive any restrictions, forfeiture provisions or other terms and conditions on Grants.  The foregoing notwithstanding, no such action shall apply to a Grant without the consent of the Participant if it would impair any rights or obligations under any Grant previously made. The Committee may, without the consent of the Participant, amend any Agreement, or otherwise take action to accelerate the time(s) at which any Grant may vest and/or be exercised, or to waive any other condition or restriction applicable to such Grant, and may amend any Agreement in any other respect with the consent of the Participant.  Except as otherwise provided in the Plan or in any Agreement, any change to accelerate the time or times at which the Grant may vest and/or may be exercised, other than (i) in connection with the Participant’s Termination of Service or (ii) pursuant to Section 11.1, will require shareholder approval.

Code Section 409A Limitation.  Any action taken under subsection (a) hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A.  Any action taken under subsection (a) hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

  Term of Plan.  Grants may be made pursuant to the Plan until May 16, 2026, unless the Company sooner terminates the Plan under Section 11.5.

  Amendment or Termination of the Plan.  The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever.  The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grant and unless such amendments are in connection with compliance with applicable laws (including but not limited to Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

  Tax Withholding.  Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income.  A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of vested restricted Common Stock, if any, owned by the Participant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company cash or other shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company or a Subsidiary at the time such withholding is effected, by withholding from the Participant’s cash compensation.  Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax‑withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant.

  Notices.  All notices under the Plan shall be in writing and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company or a Subsidiary.  Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

  Rights to Employment or Other Service.  Nothing in the Plan or in any Grant made under the Plan shall confer on any individual any right to continue in the employ or other service of the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the individual’s employment or other service at any time.

  Exculpation and Indemnification.  To the maximum extent permitted by law, the Company or a Subsidiary shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

  No Fund Created.  Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder.  The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

  Additional Arrangements.  Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

  Captions.  The use of captions in the Plan is for convenience.  The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

  Governing Law.  Except as governed by federal law, the laws of the state of Arkansas shall govern the plan, without reference to principles of conflict of laws.

Application of Company Clawback Policy.  Common Stock, cash or other property acquired in connection with any Grant made under this Plan will be subject to the applicable terms and conditions of any clawback or recoupment policy adopted by the Company and as may be in effect from time to time.